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                                                                 Exhibit 10.4


April 14, 1998

Visual Edge Systems Inc.
2424 North Federal Highway
Suite 100
Boca Raton, Florida 33431

Attention: Mr. Thomas Peters

Dear Tom:

Reference is made to the Executive Employment Agreement, dated July 1, 1996 (the "Employment Agreement"), between Visual Edge Systems Inc. (the "Company") and Thomas Peters (the "Employee").

The Company and the Employee hereby agree as follows:

1. Section 2.1 of the Employment Agreement is amended to read as follows:

"Unless this Agreement is terminated upon Employee's resignation, death or permanent disability or incapacity or for Cause (as hereinafter defined), this Agreement shall remain in effect from April 1, 1998 until December 31, 2000.

2. Section 2.2 of the Employment Agreement is amended to read as follows:

"This Agreement shall automatically be renewed after December 31, 2000 for additional twelve (12) month periods commencing on the 1st day of January and terminating on the 31st day of December of each year, unless one party shall have given notice to the other party, in writing, not later than September 30th of any year thereafter, of its election to terminate this Agreement as of December 31st of that year."

3. Section 2.3 of the Employment Agreement is amended to read as follows:

"In the event that the Company elects to terminate this Agreement other than for Cause, the Company agrees to pay the Employee six (6) months severance pay from the date of termination or the compensation due for the remainder of the term of the Agreement, whichever is greater as liquidated damages for such termination. The severance pay calculation shall be based upon the Employee's monthly base Salary (as hereinafter defined) in the month of the termination. In order for the termination to become effective, the Company must remit the severance pay in its entirety, without any deductions for claims, set-offs, disagreements, etc."


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4. Section 2.4 of the Employment Agreement is amended to read as follows:

"For the purposes of this Agreement, "Cause" shall mean: (i) the conviction of the Employee of a felony or an indictable offense under United States laws, (ii) the misappropriation or embezzlement of funds by the Employees or (iii) the Employee is materially impaired from performing his duties hereunder because of alcohol, drug or any substance abuse."

5. Section 3.1 of the Employment Agreement is amended to read as follows:

"In consideration of the services to be rendered by the Employee to the Company under this Agreement, the Company shall pay to the Employee an annual base salary (such annual base salary being hereinafter referred to as the "Salary") of $130,000 payable monthly. The Salary shall be increased to $140,000 on January 1, 1999 and $150,000 on January 1, 2000."

6. The parties acknowledge that the Employee was granted 100,000 stock options under the 1996 Stock Option Plan and the Option Cancellation and Reissuance Agreement, dated March 1998. The parties acknowledge that the exercise price for all such options granted to the Employee has been repriced to $3.00 per share.

7. Except as specifically modified hereby, the terms and conditions of the Employment Agreement, as originally executed shall remain in full force and effect.


Yours very truly,
VISUAL EDGE SYSTEMS INC.


By: /s/ Earl Takefman
    ----------------------------
Name:
Title: Chief Executive Officer


The foregoing is hereby
agreed to:



/s/ Thomas Peters
---------------------------------
Thomas Peters